Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to inclusion in the Registration Statement on Form SB-2 of AmericasBank Corp. of our report dated February 9, 2005 (except for Note 2 as to which the date is November 3, 2005), relating to the consolidated balance sheets of AmericasBank Corp. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows and Subsidiary for each of the years then ended.

We also consent to reference to our firm under the heading “Experts” in the Registration Statement on Form SB-2.

/s/ Rowles & Company LLP

Baltimore, Maryland

December 20, 2005